Exhibit 99.1

Gerber Scientific Announces Fiscal 2008 Third Quarter Results

SOUTH WINDSOR, CT - March 6, 2008 - Gerber Scientific, Inc. (NYSE: GRB) today reported net income of $3.1 million for the third quarter of fiscal 2008, or $0.13 per diluted share, on revenue of $152.0 million, compared with net income of $2.2 million, or $0.10 per diluted share, on revenue of $137.1 million for the third quarter of fiscal 2007. Foreign currency translation had the effect of increasing revenue by approximately $9.6 million in the third quarter of fiscal 2008 as compared with the third quarter of fiscal 2007.

For the nine months ended January 31, 2008, the Company reported net income of $8.4 million, or $0.36 per diluted share, on revenue of $466.3 million, compared with net income of $7.9 million, or $0.34 per diluted share, on revenue of $419.7 million for the nine months ended January 31, 2007. Foreign currency translation had the effect of increasing revenue by approximately $24.2 million for the nine months ended January 31, 2008, as compared with the nine months ended January 31, 2007.

The Company used $7.5 million in cash flows from operations, less capital expenditures, for the first nine months of fiscal 2008 as compared with a cash usage of $11.8 million in the prior year comparable period.

Marc T. Giles, President and Chief Executive Officer, commented: "We are pleased to report for the third quarter of fiscal 2008 that revenue, operating profit and earnings per share all increased as compared with the prior year. Revenue growth of $14.8 million, or 10.8 percent, as compared with the prior year, was led by the Sign Making and Specialty Graphics segment, through the strong performance of the Spandex business unit, with stronger aftermarket revenue and benefits from favorable foreign currency translation, and the incremental revenue provided by our acquisition of Data Technology early this fiscal year. Operating profit margin of 4.1 percent for the third quarter increased 1.1 percentage points, primarily as a result of lower selling, general and administrative expenses during the quarter as a percent of revenue compared with the fiscal quarter ended January 31, 2007. This improved operating performance resulted in a year-over-year increase in earnings per share for the third quarter of $0.03 per diluted share, after recording a non-cash pre-tax charge of $0.3 million, or $0.01 per diluted share, related to the write-off of deferred financing costs associated with the refinancing of the Company's credit facility."

Giles continued, "With regard to our exciting new product - the Solara ion™, we continue to expect to ship in volume during the first quarter of fiscal 2009. Also, pre-order volume has increased by approximately 45% to 125 orders from the amount reported in November 2007. "

About Gerber Scientific, Inc.

Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for the sign making and specialty graphics, apparel and flexible materials, ophthalmic lens processing, and print and packaging industries. Headquartered in South Windsor, Connecticut, the Company operates through four primary business units: Gerber Scientific Products, Spandex, Gerber Technology and Gerber Coburn.

Cautionary Note Concerning Factors That May Affect Future Results

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements contained in this news release regarding the Company's expected financial condition, results of operations, cash flows and product launches are forward-looking statements that involve risks and uncertainties. For information identifying other important economic, political, regulatory, legal, technological, competitive and other risks and uncertainties, readers are referred to the Company's filings with the Securities and Exchange Commission, including but not limited to, the information included in Gerber Scientific's Annual Report on Form 10-K for the fiscal year ended April 30, 2007 under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Note Concerning Factors That May Influence Future Results," as well as information included in subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, which outline certain important risks regarding the Company's forward-looking statements. These risks include, but are not limited to, delays in the Company's new product development and commercialization, intense competition in markets for each of the Company's operating segments, rapid technological advances, availability and cost of raw materials, volatility in foreign currency exchange rates and fluctuations in interest rates. Actual future results or events may differ materially from those expressed or implied in the Company's forward-looking statements. The Company expressly disclaims any obligation to update any of these forward-looking statements.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Quarter Ended January 31,		Nine Months Ended January 31,
In thousands, except per share data	2008	2007	2008	2007
Revenue:
Product sales	$133,637	$120,941	$411,022	$370,776
Service sales	18,329	16,183	55,327	48,885
	151,966	137,124	466,349	419,661
Costs and Expenses:
Cost of products sold	95,428	86,881	294,302	264,401
Cost of services sold	13,085	10,242	36,737	29,922
Selling, general and administrative expenses	30,691	29,863	99,972	92,216
Research and development	6,466	6,050	19,483	18,193
	145,670	133,036	450,494	404,732

Operating income	6,296	4,088	15,855	14,929

Other income (expense), net	(435)	(145)	(96)	(25)
Interest expense	(1,388)	(965)	(3,460)	(2,713)

Income before income taxes	4,473	2,978	12,299	12,191
Income tax expense	1,410	748	3,898	4,248
Net income	$ 3,063	$ 2,230	$ 8,401	$ 7,943

Earnings per share of common stock:
Basic	$0.13	$0.10	$0.36	$0.35
Diluted	$0.13	$0.10	$0.36	$0.34

Weighted average shares outstanding:
Basic	23,374	23,012	23,296	22,828
Diluted	23,618	23,398	23,600	23,258

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED SUMMARY BALANCE SHEETS (Unaudited)
In thousands	January 31, 2008	April 30, 2007
Assets
Current Assets:
Cash and cash equivalents	$ 12,299	$ 8,052
Accounts receivable, net	105,605	106,421
Inventories	77,258	65,299
Prepaid expenses and other current assets	15,523	15,106
Total current assets	210,685	194,878

Property, plant and equipment, net	39,079	36,982
Goodwill	61,348	54,825
Deferred income taxes	37,816	34,893
Other assets	15,788	14,384
Total assets	$364,716	$335,962

Liabilities and Shareholders' Equity
Current Liabilities:
Current portion of long-term debt	$ ---	$ 1,773
Accounts payable	41,264	48,772
Other accrued liabilities	59,672	63,208
Total current liabilities	100,936	113,753

Long-term debt	52,000	31,603
Other long-term liabilities	50,886	46,125

Shareholders' equity	160,894	144,481
Total liabilities and shareholders' equity	$364,716	$335,962